[Aetna letterhead]
                                                151 Farmington Avenue
                                                Hartford, CT  06156


                                                Julie E. Rockmore
                                                Counsel
                                                Law Division, RE4A
                                                Investments & Financial Services
April 7, 1998                                   (860) 273-4686
                                                Fax:  (860) 273-4686



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:      Aetna Insurance Company of America
         Post-Effective Amendment No.4 to Registration Statement on Form S-2 File No. 33-63657
         Prospectus Title:  Aetna Multi-Rate Annuity

Dear Sirs:

As Counsel of Aetna Insurance Company of America (the "Company"), I have represented the Company in connection with the Aetna Multi-Rate Annuity (the "Annuity") available under certain variable annuity contracts and the S-2 Registration Statement relating to such Annuity.

In connection with such representation, I have reviewed Post-Effective Amendment No. 4 to the Registration Statement on Form S-2 relating to such Annuity, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,



/s/ Julie E. Rockmore
--------------------------------------
    Julie E. Rockmore
    Aetna Insurance Company of America